Immediate
          Thomas G. Granneman
          314/877-7730

                  RALCORP HOLDINGS, INC. COMPLETES ACQUISITION
                         OF THE WET PRODUCTS PORTION OF
                      THE TORBITT & CASTLEMAN COMPANY, LLC

ST. LOUIS, MO, JANUARY 31, 2001 Ralcorp Holdings, Inc. (NYSE: RAH) announced today that it has completed the purchase of the wet products portion of The Torbitt & Castleman Company, LLC. Torbitt & Castleman is a producer of private label syrups, Mexican sauces, jams and jellies, barbecue sauces, flavored syrups and other specialty sauces with approximately $80 million in annual sales. Last month, Ralcorp announced that it had signed a letter of intent to purchase the wet products portion of Torbitt & Castleman. The Torbitt & Castleman business will be operated as part of Ralcorp's Carriage House Companies business unit.
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